Exhibit (h)(iii)(B)

DIREXION FUNDS

SIXTH AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS SIXTH AMENDMENT, effective as of May 1, 2018, to the Fund Administration Servicing Agreement dated as of February 24, 2010, as amended (the “Agreement”), is entered into by and among DIREXION FUNDS, a Massachusetts business trust, (the “Trust”), and U.S. BANCORP FUND SERVICES LLC, a Wisconsin limited liability company (“USBFS” and together with the Trust, the “Parties”).

RECITALS

WHEREAS, the Parties and Direxion Insurance Trust have entered into the Agreement; and

WHEREAS, the Direxion Insurance Trust is dissolved an no longer party to the Agreement; and

WHEREAS, the annual base fee for the services under the Agreement is based upon the average net assets of the Trust and the Direxion Shares ETF Trust (together the “Trusts”).

WHEREAS, the Parties desire to amend the service fees in Exhibit B, the length and the early termination fee of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its modification by a written instrument executed by the Parties.

NOW, THEREFORE, the Parties agree as follows:

1.	Amended Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

2.	All references in the Agreement to “out of pocket fees” are replaced with “miscellaneous fees”.

3.	Sections 10. Term of Agreement; Amendment and 12. Early Termination are hereby superseded and replaced in their entirety with the following:

10. Term of Agreement; Amendment

This Agreement shall be effective as of May 1, 2018 and will continue in effect through April 30, 2021. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

12. Early Termination

In the absence of any material breach of this Agreement or the liquidation or dissolution of the Trust, should the Trust elect to terminate this Agreement prior to April 30, 2021, the Trust agrees to pay the following fees:

a) The lesser of:

(i)	Fund administration (“Service Line Agreement”) monthly servicing fees remaining through the period ending April 30, 2021 or

(ii)	The difference between the Service Line Agreement’s monthly servicing fees for the period prior to the termination of services and $185,000.

If the Trust’s Service Line Agreement’s monthly mutual fund servicing fees collected are greater than $185,000, provision (a) will not apply.

The following fees on a negotiated basis:

b) All fees associated with converting services to a successor service provider; and

c) Any miscellaneous fees associated with a) to b) above.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts effective as of the day and year first written above.

DIREXION FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Patrick Rudnick	By:	/s/ Anita Zagrodnik
Name:	Patrick Rudnick	Name:	Anita Zagrodnik
Title:	Chief Financial Officer	Title:	Senior Vice President

Exhibit B to the Fund Administration Servicing Agreement – Direxion Funds

Fees effective May, 2018

Annual fee for Fund Administration based upon average assets per Direxion Funds and Direxion Shares ETF Trust, subject to an annual complex minimum of $1,000,000.

Direxion Funds and Direxion Shares ETF Trust together, except as noted*:

First $2 billion	2.65 bps
Next $2 billion	2.4 bps
Next $2 billion	1.9 bps
Next $2 billion	1.4 bps
Next $2 billion	0.9 bps
Balance	0.85 bps

*US Bancorp Fund Services will subtract from the asset levels any Direxion ETFs that are invested in any other Direxion ETF.

All contracted services, CCO fees, Legal service fees, board book fees, Gainskeeper fees, systems charges, 15c, performance delivery fees, and miscellaneous fees are included, except where noted below.

ADDITIONAL CHARGES NOT INCLUDED IN BASIS POINTS:

Commodity Pool Operator (CPO) Filings:

$25,000 one-time implementation charge

$40,000 annual charge, charged quarterly (March, June, September, December)

Extraordinary services or additional services/selections made after May 1, 2018, may be provided with agreed-upon costs.

Fees are calculated pro rata and billed monthly.

CPI will not apply.

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